Exhibit 99.1

Xencor Reports Fourth Quarter and Full Year 2014 Financial Results

Conference call to be held today at 4:30 p.m. ET

Monrovia, Calif. — February 19, 2015 — Xencor Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer, today reported financial results for the fourth quarter and full year ended December 31, 2014 and provided a review of business highlights.

“In 2014, three new drug candidates incorporating our XmAb technology entered clinical testing, bringing our total to eight clinical-stage internal and partnered pipeline programs. These advances, and the recent data announcements for our two lead internal programs, XmAb5871 and XmAb7195, support our strategy of broadening and independently advancing our pipeline of novel monoclonal antibodies,” said Bassil Dahiyat, Ph.D., president and chief executive officer of Xencor. “In January 2015, we reported top-line interim data from our ongoing Phase 1a study of XmAb7195 in healthy volunteers and allergic subjects and top-line data from a Phase 1b/2a study of XmAb5871 in rheumatoid arthritis, demonstrating for the first time that our unique mechanisms of action targeting FcγRIIb can be highly potent and effective at clearing antigens from the circulation of humans and at inhibiting B cells to treat autoimmune disease.”

“Looking forward to the rest of 2015, we plan to initiate clinical testing of XmAb5871 in the rare IgG4-Related Disease and report top-line data from the treatment of high IgE subjects in the ongoing Phase 1a study for XmAb7195. We also plan to present full data from the Phase 1b/2a study for XmAb5871 at an upcoming medical meeting. Beyond that, we plan to begin clinical testing of our bispecific oncology candidate XmAb14045 in 2016, for which we recently presented promising preclinical efficacy and safety data.”

Business Highlights

XmAb5871

•                  In January 2015, Xencor reported top-line results from a Phase 1b/2a clinical trial for XmAb5871 showing promising autoimmune disease-modifying activity demonstrated by targeting FcgRIIb in patients with rheumatoid arthritis, including multiple DAS28-CRP remissions and ACR50 and ACR70 responses. Xencor reported that 33% of patients (5 of 15) who received six biweekly doses of XmAb5871 achieved DAS28-CRP remission or low disease activity versus zero on placebo. The trial’s primary objective was characterizing safety and tolerability and XmAb5871 was generally well tolerated with the most common XmAb5871 treatment related adverse events (AEs) observed being predominantly mild-to-moderate gastrointestinal toxicities (nausea, vomiting, diarrhea) occurring during the first infusion of XmAb5871. Xencor continues to conduct an analysis of safety, pharmacokinetics, immunogenicity and efficacy data and full trial results are expected to be presented at an upcoming medical meeting in 2015.

•                  In October 2014, Xencor announced it regained all development and commercial rights to XmAb5871 from Amgen by seeking and obtaining a termination of the prior option and collaboration agreement and executing a new right-of-first-negotiation agreement.

•                  Xencor plans to pursue future clinical development in the rare autoimmune disorder IgG4-related disease (IgG4-RD), with plans to initiate an open-label pilot clinical trial in 2015 to assess control of disease activity as measured by the IgG4-RD Responder Index (Carruthers, et al., 2012, Int J Rheum).

XmAb7195

•                  In January 2015, Xencor reported top-line interim data from Part 1 of a Phase 1a clinical trial of XmAb7195 showing rapid reduction of free IgE levels to below the limit of detection in 90% of treated subjects, including those at the lowest dose evaluated of 0.3 mg/kg. Total IgE levels were also reduced in a parallel fashion. Two subjects with high pre-dose IgE levels (above 300 IU/mL) were treated with XmAb7195, one each at 0.75 mg/kg and 3.0 mg/kg doses, and both had reduction of free IgE levels to below the limit of detection lasting for at least one week. A dose limiting toxicity of transient, asymptomatic thrombocytopenia was observed at the 3.0 mg/kg dose. Moderate urticaria was also reported in some treated subjects with an apparent correlation of dose with frequency of occurrence. In all cases regardless of dose, the signs/symptoms of urticaria were mild, non-diffuse and easily treated with oral antihistamine. Xencor is continuing to conduct an analysis of safety, pharmacokinetics, immunogenicity and efficacy data of the completed Part 1 of the Phase 1a clinical trial and continues to enroll patients in the ongoing Part 2 of the clinical trial.

•                  In May 2014, Xencor presented preclinical data on XmAb7195 at the American Thoracic Society (ATS) 2014 International Conference demonstrating rapid IgE clearance by XmAb7195 compared to omalizumab. Results of the study found that after a single IV dose of XmAb7195 or omalizumab in chimpanzees, XmAb7195 reduced free IgE to at least 10-fold lower levels than omalizumab. In addition, XmAb7195 rapidly reduced free IgE levels to below quantifiable levels, until day 10. XmAb7195 depleted total IgE below quantifiable levels within one hour.

Bispecific Antibody Pipeline

•                  In December 2014, Xencor presented at the American Society of Hematology (ASH) Annual Meeting preclinical results from its three bispecific antibody programs, which demonstrated that targeting CD3 together with each of CD123, CD20 and CD38 antigens activated T-cells to rapidly kill target cells from a single dose IV bolus in cynomolgus monkeys and demonstrated prolonged half-life of approximately one week in mice.

•                  In November 2014, Xencor announced the selection of a lead preclinical candidate, XmAb14045, an anti-CD123 x CD3 bispecific antibody for use in acute myeloid leukemia, for IND-enabling studies. The Company plans to begin clinical trials in 2016.

Partnered Programs

•                  In December 2014, Xencor and Novo Nordisk entered a discovery collaboration using Xencor’s XmAb bispecific and immune inhibitor technologies to jointly discover novel biologic drug candidates for an undisclosed target. Xencor is eligible to receive up to an aggregate of approximately $175 million in upfront payments, research support, and pre-clinical and clinical development, regulatory and sales milestones, in addition to future royalties. This partnership is the first to use the Company’s XmAb bispecific platform.

•                  In December 2014, Xencor’s partner, MorphoSys AG, presented results from a Phase 2 trial evaluating MOR208 (formerly XmAb5574) in patients with four subtypes of non-Hodgkin lymphoma (NHL) including promising single agent activity in diffuse large B-cell lymphoma (DLBCL), a high risk and poor prognosis patient population, and announced Fast Track designation for MOR208 in DLBCL.

•                  In the third quarter of 2014, Xencor reported that its partner Alexion initiated a Phase 1 clinical trial of an undisclosed antibody using Xencor’s Xtend Fc Domain technology, the first use of the Company’s half-life extension technology in humans.

•                  In April 2014, Xencor received a milestone payment from Merck, through a subsidiary, triggered by the initiation of a Phase 1 clinical trial for an undisclosed biologic drug candidate using Xencor’s XmAb antibody engineering intellectual property.

Executive Appointments

•                  In September 2014, Xencor announced the appointments of Debra Zack, M.D., Ph.D., as vice president, clinical development and Lloyd Rowland as senior vice president, chief compliance officer and general counsel.

•                  In July 2014, Xencor announced the appointment of Kurt Gustafson to its board of directors and the promotion of John Desjarlais, Ph.D., to senior vice president of research and chief scientific officer.

Fourth Quarter and Full Year Ended December 31, 2014 Financial Results

Cash and cash equivalents totaled $54.7 million as of December 31, 2014, compared to $78.0 million on December 31, 2013. The 2013 cash balance reflected proceeds from Xencor’s IPO of $72.5 million which closed in December 2013 while the 2014 cash balance reflects the net spending on operations and the purchase of capital equipment and intangible assets during 2014.

Revenues for the fourth quarter ended December 31, 2014 were $5.7 million, compared to $1.7 million in the same period of 2013. Revenues for the full year 2014 were $9.5 million, compared to $10.2 million in the same period of 2013. Revenues are earned from technology licensing fees and milestone payments from Xencor’s partners for the license of its drug candidates and use of its proprietary XmAb antibody engineering technologies. Revenue for the fourth quarter of 2014 was higher than revenue for the same period in 2013 as a result of $5.2 million of revenue earned in connection with the termination of the Company’s Amgen collaboration in October of 2014.

Research and development expenditures for the fourth quarter ended December 31, 2014 were $5.1 million, compared to $4.1 million for the same period in 2013. Research and development expenditures were $18.5 million for the full year ended December 31, 2014, compared to $17.0 million for the same period in 2013. Research and development spending in the fourth quarter and for the year ended December 31, 2014 was greater than expenditures incurred over comparable periods in 2013 due to increased spending in the Company’s bispecific technology and bispecific development drug candidates, including XmAb14045.

General and administrative expenses in the fourth quarter ended December 31, 2014 were $2.0 million, compared to $1.3 million for the same period in 2013. General and administrative expenses were $7.5 million in the full year ended December 31, 2014, compared to $3.7 million for the same period in 2013. Additional spending on general and administration in the fourth quarter of 2014 and for the year ended December 31, 2014 over comparable periods in 2013 reflect additional compensation costs and professional fees associated with being a public company, and increased spending on business development and market research related to the Company’s development candidates.

Non-cash, share based compensation expense for the year ended December 31, 2014 was $1.9 million, compared to $0.2 million for the year ended December 31, 2013.

Net loss for the fourth quarter ended December 31, 2014 was $1.3 million compared to a net loss of $3.7 million for the same period in 2013. The lower loss in the fourth quarter of 2014 reflects the additional revenue earned in connection with the termination of the Company’s Amgen collaboration which offset increased spending in research and development and general and administration expenses for the period. Net loss for the full year ended December 31, 2014 was $16.4 million, or $(0.52) on a fully diluted per share basis, compared to net loss of $60.3 million, or $(3.85) on a fully diluted per share basis, for the same period in 2013. The lower loss for the year ended December 31, 2014 compared to 2013 is primarily due to the loss on the settlement of convertible notes of $48.6 million and related accrued interest expense of $1.2 million that were recorded as other expense on the Company’s 2013 earnings.

The weighted-average shares outstanding used to compute earnings per share was 31,390,631 for the year ended December 31, 2014, compared to 15,645,789 for the year ended December 31, 2013.

Financial Guidance

Based on current operating plans, Xencor expects to have sufficient cash to fund research and development programs and operations through 2016. Xencor expects to end 2015 with approximately $28 million in cash and cash equivalents.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these fourth quarter and full year 2014 financial results and provide a corporate update.

The live call may be accessed by dialing (855) 433-0932 for domestic callers or (484) 756-4280 for international callers, and referencing conference ID number: 81586116. A live webcast of the conference call will be available online from the investor relations section of the company website at www.xencor.com. The webcast will be archived on the company website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases, and cancer. Currently, eight candidates that have been engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internally-discovered programs include: XmAb5871, which completed a Phase 1b/2a clinical trial for the treatment of rheumatoid arthritis and is in preparation for a clinical trial in IgG4-related disease in 2015; XmAb7195 in Phase 1a development for the treatment of asthma; and XmAb5574/MOR208 which has been licensed to Morphosys AG and is in Phase 2 clinical trials for the treatment of acute lymphoblastic leukemia and non-Hodgkin lymphoma. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Merck, Janssen R&D LLC, Alexion, Novo Nordisk and Boehringer Ingelheim.

For more information, please visit www.xencor.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the U.S. securities laws, including quotations from the Company’s president and chief executive officer and other statements associated with Xencor’s research, collaborations and its expectations regarding future therapeutic and commercial potential of Xencor’s technologies, programs, drug candidates, including XmAb5178, XmAb7195, XmAb14045 and its bispecific antibody development pipeline, and intellectual property related to Xencor’s XmAb technology. Because such statements are subject to risks and uncertainties, including risks associated with the process of discovering, developing and commercializing drugs that are safe and effective, actual results and the timing of events may differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Xencor’s programs and technology are described in additional detail in Xencor’s SEC filings. These forward-looking statements speak as of the date on which they were made, are based upon Xencor’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Readers are cautioned not to place undue reliance on such statements and Xencor disclaims any intention or obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

John Kuch, Vice President, Finance

Xencor

Tel: 626-737-8013

jkuch@xencor.com

Corporate Communications Contact:

Jason I. Spark

Canale Communications for Xencor

Tel: 619-849-6005

jason@canalecomm.com

Xencor, Inc.

Balance Sheets

(in thousands)

	December 31,
	2014	2013

Assets
Current assets
Cash and cash equivalents	$54,649	$77,975
Other current assets	3,100	119
Total current assets	57,749	78,094

Property and equipment, net	899	307
Intangible assets, net	9,116	8,814
Other assets	59	100

Total assets	$67,823	$87,315

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$3,942	$4,026
Current portion of deferred revenue	2,254	3,444
Current portion of capital lease obligations	—	9
Convertible promissory notes payable	—	—
Total current liabilities	6,196	7,479

Deferred revenue, less current portion	2,337	6,302
Capital lease obligations, less current portion	—	1
Total liabilities	8,533	13,782

Stockholders’ equity	59,290	73,533

Total liabilities and stockholders’ equity	$67,823	$87,315

Xencor Inc.

Statements of Operations

(in thousands, except share and per share data)

	Three months ended December 31,		Year ended
	2014	2013	2014	2013

Revenues	$5,664	$1,745	$9,520	$10,172

Operating Expenses:
Research & Development	5,052	4,144	18,516	17,000
General and Administrative	1,962	1,311	7,461	3,692
Total operating expenses	7,014	5,455	25,977	20,692

Loss from Operations	(1,350)	(3,710)	(16,457)	(10,520)

Other income	2	8	44	30
Interest expense	(2)	(1)	(9)	(1,213)
Loss on settlement of notes	—	—	—	(48,556)
Total other income (expense), net	0	7	35	(49,739)

Net loss	$(1,350)	$(3,703)	$(16,422)	$(60,259)

Fully diluted net loss per share			$(0.52)	$(3.85)

Weighted average number of shares used in computing net loss, fully diluted			31,390,631	15,645,789